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                                                                   Exhibit 10.17

                                                                  [AIRSPAN LOGO]

15 February 2001

Private and Confidential

David Brant
Airspan Communications Ltd

Dear David

Congratulations on your appointment to the Executive Level Team. I would like to confirm that the board of directors has ratified a grant of 75,000 share options for you at the close of market price on February 7th, 2001, under the normal terms of the 1998 Airspan Stock Option Plan. Human Resources will be forwarding documentation related to this grant shortly. Furthermore, as a member of the Executive Level Team, you are entitled to 9 months of severance in the unlikely event that your employment is terminated without cause.

I would also like to confirm that an increase to your base salary of 6700 Sterling has been approved to be incorporated in the April 1st pay adjustment.

Your handling of the Alcatel issue is deserving of specific recognition and exceeds even the high standards which you have established for the department. I am delighted to inform you that Airspan is paying you a bonus of 6000 Sterling, grossed up for taxes, in recognition of your work in bringing the Alcatel bond to closure. This bonus will be paid immediately and hopefully can offset some of the cost of a well deserved vacation.

Yours sincerely

/s/ Eric Stonestrom
---------------------
Eric Stonestrom
President and CEO

Cc: Barbara Shead

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July 13, 2000                                     (Airspan Logo Appears Here)
                                                  Airspan Communications Limited
PRIVATE & CONFIDENTIAL                            Cambridge House, Oxford Road
                                                  Uxbridge Middlesex UBB 1UN UK
                                                  Tel: +44 1895 467 100
David Brant                                       Fax: +44 1895 467 101
Airspan Communications Ltd                        http://www.airspan.com

Dear David

I am pleased to confirm that effective 21st June 2000 you are promoted to Vice President and Controller reporting to the Senior Vice President and CFO. Also with effect from 21st June your base salary has increased to 93,600(pounds); representing a 12.37% increase.

The remainder of your terms and conditions remain unchanged.

It only remains for me to offer my congratulations on your promotion, and I look forward to working with you in your new role.

Yours sincerely

/s/ H. Coogan
------------------------
Hilary Coogan
HR Manager

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Sevin Rosen                                                  Two Galleria Tower
Funds                                                        13455 Noel Road
                                                             Suite 1670, LB-5
                                                             Dallas, Texas 75240
                                                             (972) 702-1100
                                                             (972) 702-1103 Fax

January 21, 1998

Mr. David Brant
c/o DSC Communications LTD
5 New Square, Feltham
Middlesex TW14 8HA
United Kingdom

Dear David:

Per your discussions with Eric Stonestrom, I would like to confirm our intent relative to your position and compensation. In the event our deal with DSC is executed, we intend to offer you the position of Director of Finance in Airspan Communications LTD. You will initially report to Eric.

Your base salary of 54,450 (pounds) and related benefits will continue as per the current arrangement with DSC. In the future, with your assistance, we will implement an incentive program as a supplement to your base salary. In addition to this cash compensation, you will be provided the option to purchase up to 100,000 shares of Airspan Communications Corporation common stock. Twenty-five percent of this option will vest after the first full year. The remaining 75% will vest in equal monthly increments over the following three years.

In the unlikely event that your employment terminates involuntarily in the first year, you will receive six months of your base salary as severance.

David, I am personally looking forward to working with you. I am excited about the challenge, the fun and the rewards in making Airspan Communications Corporation a success.

Sincerely,

/s/ Thomas S. Huseby
-------------------------
Thomas S. Huseby                         AGREED:
Chairman                                        ------------------------------
Airspan Communications Corporation                      David Brant
                                         DATE:
                                                ------------------------------

cc: Eric D. Stonestrom